Exhibit (a)(47)

Scott M. Hand Chairman and Chief Executive Officer (416) 361-7667 Telephone (416) 361-7734 Facsimile Email: shand@inco.com

July 28, 2006
To Inco employees,
As many of you are aware, yesterday marked the deadline for Falconbridge shareholders to tender their shares to Inco’s offer. I am disappointed to report that by the time the deadline had passed, we had not received the 50.01 per cent of shares we needed to be successful. Unfortunately, this marks the end of our pursuit of Falconbridge.
A lot of people at Inco have worked very hard to get this deal done. I know many of you saw the great potential of the New Inco and were excited like I was by its prospects. I want to thank you all for your dedication, hard work and patience over the past many months — this has not been an easy time. I also am convinced that it was not through any lack of effort on our part that in the end we fell short of our goal.
It is difficult not to dwell on what could have been but as I’ve said before, there is no sense looking backwards — we have to look forward. Which is why I encourage you all to turn your focus to the future and the next phase for Inco. That is what I intend to do.
As you know, Phelps Dodge has agreed to acquire Inco regardless of the outcome of the Falconbridge transaction. The offer that they have made is clearly superior to the competing offer made by Teck Cominco. I also believe that Phelps Dodge has much better assets than Teck and the combination of our two companies will yield much better results for our shareholders.
As we have gotten to know the Phelps Dodge people, we see that we share a lot of the same values. They are very impressed by our people, our operations, and our assets. They will make a good fit with us.
Phelps Dodge Inco will be a major presence on the world mining scene and a powerhouse in nickel and copper, which are the two best metals to be in right now. Both have excellent supply demand fundamentals for both the near and longer term. Importantly, both are metals that China needs but does not produce in any significant quantities.

While today is not what we had hoped for, I think we have an exciting future ahead of us and I am hopeful that you see it that way too.
I’m sure many of you have questions, which I encourage you to ask by calling our toll free employee question line at 1-866-203-5138 (North America only) or by emailing employeequestions@inco.com. We will continue to communicate with you and answer your questions as information becomes available.
Yours truly,

As many of you are shareholders, we are required to include the following legal legend in all of our communications concerning the Falconbridge offer:
Important Legal Information
This communication may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. Inco filed with the U.S. Securities and Exchange Commission (the “SEC”), on October 24, 2005, a registration statement on Form F-8 (containing an offer to purchase and a share exchange take-over bid circular) and has filed amendments thereto, and will file further amendments thereto as required, in connection with the proposed combination. Inco has also filed, and will file (if required), other documents with the SEC in connection with the proposed combination. Falconbridge has filed a Schedule 14D-9F in connection with Inco’s offer and has filed, and will file (if required), other documents regarding the proposed combination, in each case with the SEC.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ INCO’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT INCO FILED WITH THE SEC ON MAY 31, 2006, AND ANY AMENDMENTS INCO MAY FILE THERETO, AS IT CONTAINS, AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN, IMPORTANT INFORMATION REGARDING TECK COMINCO’S PROPOSED COMBINATION WITH INCO.
This communication is not a solicitation of a proxy from any security holder of Inco or Phoenix in respect of Inco’s proposed combination with Phoenix. Inco intends to file a Management Information Circular regarding the proposed transaction with the securities commissions or equivalent regulatory authorities in Canada and to provide the Management Information Circular to Inco shareholders. WE URGE INVESTORS TO CAREFULLY READ THE MANAGEMENT INFORMATION CIRCULAR WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT INCO AND THE PROPOSED TRANSACTION.
Inco and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Inco and Phoenix security holders in favor of Inco’s proposed combination with Phoenix. Information regarding the security ownership and other interests of Inco’s executive officers and directors will be included in the Management Information Circular.

Investors and security holders may obtain copies of the registration statement, the Solicitation/Recommendation Statement and Inco’s and Falconbridge’s other public filings made from time to time by Inco and Falconbridge with the Canadian Securities Regulators, at www.sedar.com, and with the SEC at the SEC’s web site, www.sec.gov, free of charge. The Management Information Circular (when it becomes available) may also be obtained free of charge at www.sedar.com. In addition, documents filed on SEDAR and with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.